                                              Filed Pursuant to Rule 424 (b) (3)
                                           Registration Statement No. 333-112367

 PRICING SUPPLEMENT TO THE PROSPECTUS SUPPLEMENT NO. 410 DATED JULY 6, 2004 --
                                    NO. 472

(GOLDMAN SACHS LOGO)

                          THE GOLDMAN SACHS GROUP, INC.
                           Medium-Term Notes, Series B

                                   ----------

                                   $12,031,200
          7.25% Trigger Mandatory Exchangeable Notes due February 2006
                (Exchangeable for Common Stock of The Gap, Inc.)

                                   ----------

     This pricing supplement and the accompanying prospectus supplement no. 410, relating to the trigger mandatory exchangeable notes, should be read together. Because the trigger mandatory exchangeable notes are part of a series of our debt securities called Medium-Term Notes, Series B, this pricing supplement and the accompanying prospectus supplement no. 410 should also be read with the accompanying prospectus dated February 6, 2004, as supplemented by the accompanying prospectus supplement dated February 6, 2004. Terms used here have the meanings given them in the accompanying prospectus supplement no. 410, unless the context requires otherwise.

     The trigger mandatory exchangeable notes offered by this pricing supplement, which we call the "offered notes" or the "notes", have the terms described in the accompanying prospectus supplement no. 410, as supplemented or modified by the following:

ISSUER: The Goldman Sachs Group, Inc.

FACE AMOUNT: each offered note will have a face amount equal to $22.28, which is the initial index stock price; the aggregate face amount for all the offered notes is $12,031,200

INITIAL INDEX STOCK PRICE: $22.28

ORIGINAL ISSUE PRICE: 100% of the face amount

NET PROCEEDS TO THE ISSUER: 99.9% of the face amount

TRADE DATE: January 27, 2005

SETTLEMENT DATE (ORIGINAL ISSUE DATE): February 3, 2005

STATED MATURITY DATE: February 6, 2006, unless extended for up to six business days

INTEREST RATE (COUPON): 7.25% per year

INTEREST PAYMENT DATES: the 6th calendar day of each month, until maturity, commencing on March 6, 2005

REGULAR RECORD DATES: for the interest payment dates specified above, five business days before each interest payment date

INDEX STOCK AND INDEX STOCK ISSUER: common stock of The Gap, Inc.

CUSIP NO.: 38143Y772

     Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or any other relevant factors, the value of your note on the date of this pricing supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. We encourage you to read "Additional Risk Factors Specific to Your Note" beginning on page S-3 of this pricing supplement and on page S-3 of the accompanying prospectus supplement no. 410 so that you may better understand those risks. The offered notes are not principal protected and the payment amount is capped.

                                   ----------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

     Goldman Sachs may use this pricing supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PRICING SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.

                                   ----------

                   PRICING SUPPLEMENT DATED JANUARY 27, 2005.

PRINCIPAL AMOUNT:                  On the stated maturity date, each offered
                                   note will be exchanged for index stock at the
                                   exchange rate or, at the option of Goldman
                                   Sachs, for the cash value of that stock based
                                   on the final index stock price.

EXCHANGE RATE:                     If the final index stock price equals or
                                   exceeds the cap price, then the exchange rate
                                   will equal the cap fraction times one share
                                   of index stock for each $22.28 of the
                                   outstanding face amount, regardless of
                                   whether the market price of the index stock
                                   falls below the threshold price at any time
                                   during the measurement period.

                                   If the market price of the index stock does not fall below the threshold price at any time during the measurement period, then:

                                        -    if the final index stock price is
                                             less than the cap price but equals
                                             or exceeds the initial stock price,
                                             the exchange rate will equal one
                                             share of the index stock for each
                                             $22.28 of the outstanding face
                                             amount; or

                                        -    if the final index stock price is
                                             less than the initial index stock
                                             price, the exchange rate will equal
                                             the threshold fraction times one
                                             share of index stock for each
                                             $22.28 of the outstanding face
                                             amount.

                                   If the market price of the index stock falls below the threshold price at any time during the measurement period, then:

                                        -    the exchange rate will equal one
                                             share of the index stock for each
                                             $22.28 of the outstanding face
                                             amount.

                                   The exchange rate is subject to anti-dilution adjustment as described in the accompanying prospectus supplement no. 410.

                                   Please note that the amount you receive for each $22.28 of outstanding face amount on the stated maturity date will not exceed the cap price and that it could be substantially less than $22.28. You could lose your entire investment in the offered notes.

INITIAL INDEX STOCK PRICE:         $22.28 per share.

FINAL INDEX STOCK PRICE:           The closing price of one share of the index
                                   stock on the determination date, subject to
                                   anti-dilution adjustment.

CAP PRICE:                         The initial index stock price times 1.10,
                                   which equals $24.508 per share.

CAP FRACTION:                      The cap price divided by the final index
                                   stock price.

THRESHOLD PRICE:                   The initial index stock price times 0.80,
                                   which equals $17.824 per share.

THRESHOLD FRACTION:                The initial index stock price divided by the
                                   final index stock price.

MEASUREMENT PERIOD:                Any trading day from but not including the
                                   trade date up to and including the
                                   determination date.

DETERMINATION DATE:                The fifth business day prior to the stated
                                   maturity date unless extended for up to five
                                   business days.

BUSINESS DAY:                      As described on page S-17 of the accompanying
                                   prospectus supplement no. 410.

TRADING DAY:                       A day on which the principal securities
                                   market of the index stock is open for
                                   business.

NO LISTING:                        The offered notes will not be listed on any
                                   securities exchange or interdealer market
                                   quotation system.

ADDITIONAL RISK FACTORS SPECIFIC   ASSUMING NO CHANGES IN MARKET CONDITIONS OR
TO YOUR NOTE:                      ANY OTHER RELEVANT FACTORS, THE VALUE OF YOUR
                                   NOTE ON THE DATE OF THIS PRICING SUPPLEMENT
                                   (AS DETERMINED BY REFERENCE TO PRICING MODELS
                                   USED BY GOLDMAN, SACHS & CO.) IS
                                   SIGNIFICANTLY LESS THAN THE ORIGINAL ISSUE
                                   PRICE

                                   The value or quoted price of your note at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co.
                                   makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the original issue price, and may be higher or lower than the value of your note as determined by reference to pricing models used by Goldman, Sachs & Co.

                                   If at any time a third party dealer quotes a price to purchase your note or otherwise values your note, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co.
                                   You should read "Additional Risk Factors
                                   Specific to Your Note -- The Market Price of
                                   Your Note May Be Influenced by Many
                                   Unpredictable Factors" in the accompanying prospectus supplement no. 410.

                                   Furthermore, if you sell your note, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

                                   There is no assurance that Goldman, Sachs &
                                   Co. or any other party will be willing to purchase your note; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See "Additional Risk
                                   Factors Specific to Your Note -- Your Note
                                   May Not Have an Active Trading Market" in the accompanying prospectus supplement no. 410.

THE GAP, INC.:                     According to its publicly available
                                   documents, The Gap, Inc. is a global
                                   specialty retailer operating stores selling
                                   casual apparel, accessories, and personal
                                   care products for men, women and children
                                   under the Gap, Banana Republic and Old Navy
                                   brands. Information filed with the SEC by The
                                   Gap, Inc. under the Exchange Act can be
                                   located by referencing its SEC file number:
                                   001-07562.

HISTORICAL TRADING PRICE           The index stock is traded on the New York
INFORMATION:                       Stock Exchange under the symbol "GPS". The
                                   following table shows the quarterly high, low
                                   and final closing prices for the index stock
                                   as traded on the New York Stock Exchange for
                                   the four calendar quarters in each of 2003
                                   and 2004 and the first calendar quarter in
                                   2005, through January 27, 2005. We obtained
                                   the trading price information shown below
                                   from Bloomberg Financial Services, without
                                   independent verification.

                                                                      HIGH     LOW    CLOSE
                                                                     ------  ------  ------
                                   2003
                                   Quarter ended March 31 .........  $16.07  $12.70  $14.49
                                   Quarter ended June 30 ..........  $18.76  $14.70  $18.76
                                   Quarter ended September 30 .....  $21.03  $17.12  $17.12
                                   Quarter ended December 31 ......  $23.24  $17.63  $23.21

                                   2004
                                   Quarter ended March 31 .........  $23.10  $18.40  $21.92
                                   Quarter ended June 30 ..........  $25.66  $21.70  $24.25
                                   Quarter ended September 30 .....  $24.52  $18.65  $18.65
                                   Quarter ended December 31 ......  $23.60  $18.95  $21.12

                                   2005
                                   Quarter ending March 31
                                      (through January 27, 2005) ..  $21.84  $20.65  $21.84
                                   Closing price on January 27,
                                      2005 ........................                  $21.84

                                   As indicated above, the market price of the index stock has been highly volatile during recent periods. It is impossible to predict whether the price of the index stock will rise or fall, and you should not view the historical prices of the index stock as an indication of future performance. See
                                   "Additional Risk Factors Specific to Your
                                   Note -- The Market Price of Your Note May Be
                                   Influenced by Many Unpredictable Factors" in the accompanying prospectus supplement no.
                                   410.

HYPOTHETICAL PAYMENT AMOUNT:       The tables below show the hypothetical
                                   payment amounts that we would deliver on the
                                   stated maturity date in exchange for each
                                   $22.28 of the outstanding face amount of your
                                   note, if the final index stock price were any
                                   of the hypothetical prices shown in the left
                                   column. For this purpose, we have assumed
                                   that there will be no anti-dilution
                                   adjustments to the exchange rate and no
                                   market disruption events. The first table
                                   shows the hypothetical payment amounts in the
                                   case where the market price of the index
                                   stock does not fall below $17.824, the
                                   threshold price, at any time during the
                                   measurement period. The second table shows
                                   the hypothetical payment amounts in the case
                                   where the market price does fall below
                                   $17.824 at any time during the measurement
                                   period.

                                   The prices in the left column represent
                                   hypothetical closing prices for one share of index stock on the determination date and are expressed as percentages of the initial index stock price, which equals $22.28 per share.
                                   The amounts in the right column represent the hypothetical cash value of the index stock to be exchanged, based on the corresponding hypothetical final index stock prices, and are expressed as percentages of the initial index stock price. Thus, a hypothetical payment amount of 100% means that the cash value of the index stock that we would deliver in exchange for each $22.28 of the outstanding face amount of your note on the stated maturity date would equal 100% of the initial index stock price, or $22.28, based on the corresponding hypothetical final index stock price and the assumptions noted above.

                                   If the market price of the index stock does not fall below the threshold price at any time during the measurement period:

                                     HYPOTHETICAL FINAL
                                   INDEX STOCK PRICE AS %   HYPOTHETICAL PAYMENT
                                      OF INITIAL INDEX         AMOUNTS AS % OF
                                         STOCK PRICE         $22.28 FACE AMOUNT
                                   ----------------------   --------------------
                                            175%                    110%
                                            150%                    110%
                                            120%                    110%
                                            110%                    110%
                                            100%                    100%
                                             80%                    100%

                                   If the market price of the index stock does fall below the threshold price at any time during the measurement period:

                                     HYPOTHETICAL FINAL
                                   INDEX STOCK PRICE AS %   HYPOTHETICAL PAYMENT
                                      OF INITIAL INDEX         AMOUNTS AS % OF
                                         STOCK PRICE         $22.28 FACE AMOUNT
                                   ----------------------   --------------------
                                            175%                    110%
                                            150%                    110%
                                            120%                    110%
                                            110%                    110%
                                            100%                    100%
                                             90%                     90%
                                             80%                     80%
                                             70%                     70%
                                             50%                     50%
                                              0%                      0%

                                   The payment amounts shown above are entirely hypothetical; they are based on market prices for the index stock that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little relation to the hypothetical payment amounts shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in the index stock. Please read "Additional Risk
                                   Factors Specific to Your Note" and
                                   "Hypothetical Payment Amounts on Your Note" in the accompanying prospectus supplement no.
                                   410.

                                   Payments on your note are economically
                                   equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on your note are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond bought, and an option sold, by the holder (with an implicit option premium paid over time to the holder). The discussion in this paragraph does not modify or affect the terms of the offered notes or the United States income tax treatment of the offered notes as described under
                                   "Supplemental Discussion of Federal Income
                                   Tax Consequences" in the accompanying
                                   prospectus supplement no. 410 and below.

SUPPLEMENTAL DISCUSSION OF
FEDERAL INCOME TAX
CONSEQUENCES:                      The following section supplements the
                                   discussion of U.S. federal income taxation in
                                   the accompanying prospectus and prospectus
                                   supplement no. 410 with respect to United
                                   States holders. Except as described below,
                                   the discussion of U.S. federal income
                                   taxation in the accompanying prospectus
                                   supplement no. 410 does not apply to your
                                   note.

                                   The following section is the opinion of
                                   Sullivan & Cromwell LLP, counsel to The
                                   Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the note for U.S.
                                   federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law. This section applies to you only if you are a United
                                   States holder (as defined in the accompanying prospectus supplement no. 410) that holds your note as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, as described in the accompanying prospectus supplement no. 410.

                                   Although this section is based on the U.S.
                                   Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal
                                   Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your note should be treated for U.S. federal income tax purposes and as a result, the U.S. federal income tax consequences of your investment in your note are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

                                   YOU SHOULD CONSULT YOUR TAX ADVISOR
                                   CONCERNING THE U.S. FEDERAL INCOME TAX AND
                                   OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN
                                   THE NOTE, INCLUDING THE APPLICATION OF STATE,
                                   LOCAL OR OTHER TAX LAWS AND THE POSSIBLE
                                   EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX
                                   LAWS.

                                   You will be obligated pursuant to the terms of the note -- in the absence of an administrative determination or judicial ruling to the contrary -- to characterize your note for all tax purposes as a forward contract to purchase the index stock at the stated maturity date, under the terms of which contract:

                                   (1) at the time of issuance of your note you deposit irrevocably with us a fixed amount of cash equal to the purchase price of your note to assure the fulfillment of your purchase obligation described in clause (3) below, which deposit will unconditionally and irrevocably be applied at the stated maturity date to satisfy that obligation,

                                   (2) until the stated maturity date we will be obligated to pay interest on the deposit at a rate equal to the stated rate of interest on your note as compensation to you for our use of the cash deposit during the term of the note, and

                                   (3) at the stated maturity date the cash deposit unconditionally and irrevocably will be applied by us in full satisfaction of your obligation under the forward purchase contract, and we will deliver to you the number of shares of the index stock -- or, at our option, an amount of cash equal to the value of the shares of the index stock -- that you are entitled to receive at that time pursuant to the terms of your note.

                                   Although you will be obligated to treat the payment of the purchase price for your note as a deposit for U.S. federal income tax purposes, the cash proceeds that we will receive from the offering will not be segregated by us during the term of your note, but instead will be commingled with our other assets.

                                   Consistent with the above characterization, amounts paid to us in respect of the original issue of your note will be treated as allocable in their entirety to the amount of the cash deposit attributable to your note, and amounts denominated as interest that are payable with respect to your note will be characterized as interest payable on the amount of the deposit. Interest will be includible annually in your income in accordance with your method of accounting.

                                   If your note is characterized as described above, you are an initial purchaser of your note who has purchased your note at the original issue price and we elect to deliver shares of the index stock at the stated maturity date, you would not recognize gain or loss on the purchase of the stock. You would have an aggregate tax basis in the index stock equal to your tax basis in your note, less the portion of the tax basis of your note allocable to any fractional shares, as described in the next sentence, and would have a holding period in the index stock beginning on the date after the stated maturity date. You would recognize short-term capital gain or loss with respect to cash received in lieu of any fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of your note allocable to the fractional shares.

                                   If we deliver cash at the stated maturity date, you would generally recognize capital gain or loss equal to the difference between the amount of cash received and your tax basis in the note and the holding period for purposes of such capital gain and loss will begin on the day following the first day you held the note.

                                   If your note is characterized as described above and you purchase your note at a price other than the adjusted issue price as determined for tax purposes, you would likely be required to allocate your purchase price for the note between the deposit component and forward contract component of your note.
                                   If the amount allocated to the deposit
                                   component of your note is not equal to the principal amount of the note, you may be subject to the market discount rules described in the accompanying prospectus under "United States Taxation -- Taxation of
                                   Debt Securities -- United States Holders --
                                   Original Issue Discount -- Market Discount".
                                   Your note may also be subject to the
                                   amortizable bond premium rules described in the accompanying prospectus under "United
                                   States Taxation -- Taxation of Debt
                                   Securities -- United States Holders --
                                   Original Issue Discount -- Debt Securities
                                   Purchased at a Premium". You would generally be treated upon maturity of your note in the same manner described above with respect to initial purchasers of notes, except that (1) you would be required to recognize gain or loss with respect to the deposit component of your note in an amount equal to any market discount (including any de minimis market discount) or premium, respectively, not previously taken into account by you with respect to the deposit component of your notes, and (2) for purposes of computing any gain or loss recognized at such time or your basis in any stock received at such time, you would be required to adjust your purchase price for your note to take into account any market discount (including de minimis market discount) or premium previously taken into account (either over the term of your note or upon maturity of your note) with respect to your note. Because the appropriate U.S.
                                   federal income tax treatment of persons who purchase notes at a price other than the adjusted issue price as determined for tax purposes is unclear, those persons are urged to consult their tax advisors regarding the tax consequences of their purchase of notes.

                                   If your note is characterized as described above, your tax basis in your note generally would equal your cost for your note, as adjusted for any accruals of market discount or amortization of bond premium. Upon the sale or exchange of your note, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your note. The gain or loss generally will be long-term capital gain or loss, except to the extent attributable to accrued but unpaid interest and any accrued market discount not previously included in income, if you hold your note for more than one year. If you hold your note for less than one year, the gain or loss generally will be short-term capital gain or loss, except to the extent attributable to accrued but unpaid interest and any accrued market discount not previously included in income.

                                   There is no judicial or administrative
                                   authority discussing how your note should be treated for U.S. federal income tax purposes.
                                   Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield -- i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note -- and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your note prior to your receipt of cash attributable to that income.

                                   If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your note -- including if you receive index stock at that time -- in an amount equal to the difference, if any, between the fair market value of the amount you receive at that time
                                   -- which, in the case of index stock, would equal the fair market value of the index stock at the stated maturity date -- and your adjusted basis in your note. In general, your adjusted basis in your note would equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note, in accordance with the comparable yield and the projected payment schedule for your note, and decreased by the amount of interest payments you received with respect to your note. Your holding period in any index stock you receive upon the maturity of your note would begin on the day after the stated maturity date.

                                   If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your note would be ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, as capital loss.

                                   If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at a price other than the adjusted issue price as determined for tax purposes.

                                   It is possible that the Internal Revenue
                                   Service could seek to characterize your note in a manner that results in tax consequences to you different from those described above.
                                   For example, the Internal Revenue Service could seek to allocate less than all the amounts you paid for your note to the cash deposit described above and treat the cash deposit as a debt instrument acquired at a discount. In that case, you would be required to include such original issue discount in income as it accrues in addition to stated interest on your note. The Internal Revenue
                                   Service could also seek to characterize your note as a notional principal contract, or as a prepaid forward without a cash deposit component. You should consult your tax advisors as to possible alternative characterizations of your note for U.S.
                                   federal income tax purposes.

HEDGING: In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of the index stock on the trade date. For a description of how our hedging and other trading activities may affect the value of your note, see "Additional Risk Factors
                                   Specific to Your Note -- Our Business
                                   Activities May Create Conflicts of Interest
                                   Between You and Us" and "Use of Proceeds and
                                   Hedging" in the accompanying prospectus
                                   supplement no. 410.